Exhibit 2.2

AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (“Amendment”) is made and entered into as of this 18th day of August, 2011, by and among Universal Stainless and Alloy Products, Inc. (“Purchaser”), Patriot Special Metals, Inc. (“Patriot”), RSM Real Estate Holding, Inc. (“RSM”), John Dimitrieff, Gordon Dimitrieff and Robert Dimitrieff. Patriot and RSM are collectively referred to as “Sellers”, and individually as “Seller.”

WHEREAS, Purchaser, Sellers, John Dimitrieff, Gordon Dimitrieff and Robert Dimitrieff are parties (the “Parties”) to that certain Asset Purchase Agreement dated as of June 10, 2011 (the “Agreement”);

WHEREAS, the Parties wish to amend the Agreement in the manner set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Recitals/Definitions. The recitals set forth above are incorporated into and made a part of this Amendment. Unless otherwise defined in this Amendment, capitalized terms have the definitions ascribed thereto in the Agreement.

2. Prepaid Items. Section 1.1(d) of the Agreement is hereby amended and restated as follows:

“Prepaid Items. All prepaid expenses relating to the Acquired Assets.”

3. Contracts.

(a) In Section 1.1(e) of the Agreement, the following phrase is hereby deleted:

“and those included in the Independent Accountant Reports”.

(b) In Section 1.1(e), the defined term “Contract” shall be amended and restated as follows:

“Contract” means all unexpired agreements including without limitation purchase orders, licenses, leases for real property or personal property, permits, arrangements, commitments or understanding, whether written or oral, express or implied, contingent, fixed or otherwise, to which any Seller or affiliate thereof is bound, and which relates to the Business.”

(c) The Contracts listed in Exhibit A hereto are hereby added to Schedule 1.1(e) of the Agreement, as amended on June 20, 2011 which Schedule shall be amended by deleting the reference to “Independent Accountant Reports”.

4. Excluded Assets. In Section 1.2(i) of the Agreement, the following phrase is hereby deleted:

“, other than those security deposits set forth in the Independent Accountant Reports (if at all)”

5. Assumption of Liabilities.

(a) Section 1.3 of the Agreement is hereby amended and restated as follows:

“Subject to the terms and conditions of this Agreement, in addition to the Purchase Price, at the Closing, Purchaser shall assume and agree to pay, honor and discharge (i) all accounts payable of Sellers through the Closing Date arising out of or related to capital expenditures of the Business (the “Assumed Accounts Payable”). Schedule 1.3 of the Agreement sets forth the Assumed Accounts Payable as of August 15, 2011, in the aggregate amount of $3,512,557.48, (ii) the Assumed Contracts, provided that Sellers shall be responsible for and shall pay all amounts due through the Closing Date with regard to those Assumed Contracts arising out of or related to the running costs of the Business, and (iii) in no event shall Purchaser assume or pay any obligation for capitalized interest or similar charges (collectively, the “Assumed Liabilities”).”

(b) Schedule 1.3 of the Agreement is attached as Exhibit B hereto.

6. Closing Date. Section 1.6 of the Agreement is hereby amended and restated as follows:

“The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. Eastern time on the date on which all of the conditions to the Closing set forth in Section 6 of this Agreement have satisfied or waived by the party entitled to the benefit thereof (the “Closing Date”) provided, however, that the Closing shall take place not later than August 18, 2011.”

7. Purchase Price. Section 1.8 of the Agreement is hereby amended and restated as follows:

“The purchase price (the “Purchase Price”) for the Acquired Assets shall be $111,367,975.”

8. Statement of Balance Due on Closing. Section 1.9 of the Agreement is hereby amended and restated as follows:

“Prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement of the balance due on Closing (the “Statement of Balance Due on Closing”) setting forth the adjustments to Purchase Price and the credits to which the Sellers and the Purchaser are entitled in accordance with the provisions of this Agreement.”

9. Adjustment to Purchase Price. Section 1.11 of the Agreement is hereby deleted in its entirety.

10. Allocation of Purchase Price. Schedule 1.12(a) of the Agreement shall be amended and restated to read in its entirety as follows:

The Purchase Price of $111,367,975 shall be allocated as follows:

RSM Real Estate Holding, Inc. Land	$2,000,000.00
Building	$14,000,000.00

Total	$16,000,000.00

Patriot Special Metals, Inc.
Equipment and Machinery	$95,367,975.00
Goodwill	$0.00

Total	$95,367,975.00

11. Contracts. In Section 2.7 of the Agreement, the following phrase is hereby deleted:

“, other than Contracts, the cost of which are included in the Independent Accountant Reports”

12. Waiver of Qualification Condition. The Purchaser and Sellers hereby waive the Qualification Condition set forth in Section 1.19 of the Agreement.

13. Deposit. Section 1.20 of the Agreement is hereby deleted in its entirety.

14. Purchase of Capital Assets. In the second sentence of the first paragraph of Section 1.22 of the Agreement, the following phrase is hereby deleted:

“and the costs actually incurred by Sellers in so doing shall be included in the Independent Accountant reports as part of the Independent Report Costs, the Independent Supplemental Report Costs or the Assumed Account Payable.”

In addition, the third sentence of the second paragraph of Section 1.22 of the Agreement is hereby deleted.

15. Schedules. Purchaser acknowledges receipt of and hereby accepts the updated Schedules dated June 20, 2011.

16. Miscellaneous.

(a) Except as specifically set forth herein, the other terms and conditions of the Asset Purchase Agreement are hereby ratified, affirmed and confirmed in all respects and shall remain in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

(c) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the Parties have caused this Consent to be executed as of the date first above written.

UNIVERSAL STAINLESS AND ALLOY PRODUCTS, INC., a Delaware corporation

By:	/s/ Paul A. McGrath
Name:	Paul A. McGrath
Title:	V.P. Administration, General Counsel
and Secretary

PATRIOT SPECIAL METALS, INC.,
an Ohio corporation

By:	/s/ John Dimitrieff
Name:	John Dimitrieff, A.S.O.

RSM REAL ESTATE HOLDING, INC.,
an Ohio corporation

By:	/s/ John Dimitrieff
Name:	John Dimitrieff, A.S.O.

/s/ John Dimitrieff
John Dimitrieff

/s/ Robert Dimitrieff
Robert Dimitrieff

/s/ Gordon Dimitrieff
Gordon Dimitrieff